Exhibit 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
NEWS RELEASE
EXHIBIT 99.1

FOR RELEASE AT 5:30 AM PST
JANUARY 29, 2010

CHEVRON REPORTS FOURTH QUARTER NET INCOME OF $3.1 BILLION,
DOWN 37 PERCENT FROM $4.9 BILLION IN FOURTH QUARTER 2008
•	Upstream earnings of $4.0 billion increase $851 million on higher prices for crude oil and higher production

•	Net oil-equivalent production increases more than 9 percent due mainly to ramp-up of new projects

•	Downstream operations lose $613 million on weak refined product margins
     SAN RAMON, Calif., January 29, 2010 — Chevron Corporation (NYSE: CVX) today reported earnings of $3.07 billion ($1.53 per share — diluted) for the fourth quarter 2009, compared with $4.90 billion ($2.44 per share — diluted) in the fourth quarter 2008. Earnings in the 2008 quarter included a gain of approximately $600 million on an upstream asset-exchange transaction. Foreign-currency effects reduced earnings in the 2009 quarter by $67 million, compared with a benefit to income of $478 million a year earlier.
     Full-year 2009 earnings were $10.48 billion ($5.24 per share — diluted), down 56 percent from $23.93 billion ($11.67 per share — diluted) in 2008.
     Sales and other operating revenues in the fourth quarter 2009 were $48 billion, compared with $43 billion in the year-ago quarter. For the full-year 2009, sales and other operating revenues were $167 billion, versus $265 billion in 2008. The decrease in the twelve-month period was primarily due to lower prices for crude oil, natural gas and refined products.
Earnings Summary

	Fourth Quarter		Year
Millions of Dollars	2009	2008	2009	2008

Earnings by Business Segment
Upstream — Exploration and Production	$4,003	$3,152	$10,431	$21,710
Downstream — Refining, Marketing and Transportation	(613)	2,080	565	3,429
Chemicals	98	28	409	182
All Other	(418)	(365)	(922)	(1,390)

Total (1) (2)	$3,070	$4,895	$10,483	$23,931

(1) Includes foreign currency effects	$(67)	$478	$(744)	$862
(2) Net income attributable to Chevron Corporation (See Attachment 1)
     “Earnings decreased in 2009 as a result of lower crude oil and natural gas prices and a decline in refined product sales margins, driven by a weak global economy,” said Chevron’s Chairman and CEO, John Watson. “In this challenging environment, Chevron’s successes in operational reliability and cost management made valuable contributions to our bottom line. Our financial strength enabled continued
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investment in our excellent portfolio of capital and exploratory projects and an increase in the annual dividend on our common shares for the 22nd consecutive year.
     “In fourth quarter 2009, earnings in our upstream business benefited from higher crude oil prices than in the same quarter in 2008. Net oil-equivalent production for the quarter was over 9 percent higher than in the 2008 quarter, driven by new production from several of our major capital projects.
     “In our downstream business, our operated refineries continued to run reliably during the fourth quarter. However, this operational success did not offset the effects of low margins on the sale of gasoline and other refined products due to weak demand and excess supply worldwide,” continued Watson.
     Watson said on-going, aggressive cost-management efforts companywide resulted in about a 15 percent decrease in operating, selling, general and administrative expenses in 2009 compared with the previous year.
     Watson also said that recent developments related to the company’s projects in Australia have demonstrated continued progress in building a high-impact natural-gas business. Developments related to Australia projects in recent months include:
•	Gorgon - Agreements were signed for delivery of liquefied natural gas (LNG) from the Gorgon Project. These include long-term, binding agreements for the delivery of about 4.4 million metric tons per year and non-binding Heads of Agreement (HOAs) for delivery of an additional 2.1 million metric tons per year of LNG from Gorgon. Together, these agreements underpin the final investment decision on the 47.3 percent-owned and operated project and represent about 90 percent of Chevron’s share in the 15 million metric-tons-per-year capacity of the LNG facilities.

•	Wheatstone - Non-binding HOAs were signed with two buyers to take delivery of 4.9 million metric tons per year of LNG from the Wheatstone Project and acquire an equity share in the field licenses and LNG facilities. An agreement was also signed to bring in two other equity partners to the Wheatstone LNG facilities. The project, currently undergoing front-end engineering and design, has a planned capacity of 8.6 million metric tons per year.

•	Exploration - Additional discoveries of natural gas were made in the Carnarvon Basin off the northwest coast in the Chevron-operated and 50 percent-owned Blocks WA-374-P and WA-268-P.
     Another recently-announced achievement was the final investment decision to develop the 37.5 percent-owned, partner-operated Papa-Terra Field offshore Brazil. First production is expected in 2013. Project facilities are designed with a capacity to handle up to 140,000 barrels of crude oil per day.
     Watson commented that the company added approximately 1.10 billion barrels of net oil-equivalent proved reserves in 2009. These additions, which are subject to final reviews, equate to 112 percent of net oil-equivalent production for the year. Included in the additions were proved reserves
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related to the Gorgon Project in Australia. Also included were additions for the Athabasca Oil Sands Project in Canada as a result of a change in financial reporting rules. The increase in proved reserves was partially offset by the unfavorable effect of higher crude oil prices on certain production-sharing and variable-royalty contracts. The company will provide additional details relating to 2009 reserve activity in its Annual Report on Form 10-K scheduled for filing with the SEC on February 25.
UPSTREAM — EXPLORATION AND PRODUCTION
     Worldwide net oil-equivalent production was 2.78 million barrels per day in the fourth quarter 2009, up 238,000 from 2.54 million barrels per day in the 2008 fourth quarter. Production for the full year 2009 averaged 2.70 million barrels per day, an increase of 7 percent compared with 2.53 million barrels per day in 2008. The increases for both periods were primarily driven by new projects in the United States and Nigeria, and expansion of capacity at Tengiz in Kazakhstan.
     U.S. Upstream

	Fourth Quarter		Year
Millions of Dollars	2009	2008	2009	2008

Earnings	$1,044	$1,149	$2,216	$7,126

     U.S. upstream earnings of $1.04 billion in the fourth quarter of 2009 were down $105 million from a year earlier. Higher crude-oil production and realizations in the fourth quarter of 2009 were more than offset by the absence of a $600 million gain on an asset-exchange transaction in the corresponding 2008 period. Operating expenses were lower between periods, while depreciation expense was higher.
     The company’s average sales price per barrel of crude oil and natural gas liquids was approximately $67 in the 2009 quarter, compared with $49 a year ago. The average sales price of natural gas was $4.23 per thousand cubic feet, down from $5.23 in the 2008 fourth quarter.
     Net oil-equivalent production of 751,000 barrels per day in the fourth quarter 2009 was up 132,000 barrels per day, or about 21 percent, from a year earlier. The increase in production was primarily associated with ramp-ups of the Blind Faith and Tahiti fields (which started producing in late 2008 and second quarter 2009, respectively), along with the restoration of volumes that were offline in the fourth quarter of 2008 due to hurricanes in the Gulf of Mexico. The net liquids component of production was up 30 percent to 518,000 barrels per day in the 2009 fourth quarter and net natural-gas production of 1.40 billion cubic feet per day increased 6 percent between periods.
     International Upstream

	Fourth Quarter		Year
Millions of Dollars	2009	2008	2009	2008

Earnings*	$2,959	$2,003	$8,215	$14,584

*Includes foreign currency effects	$(47)	$644	$(571)	$873
     International upstream earnings of $2.96 billion increased $956 million from the fourth quarter 2008 due mainly to the impact of higher prices and sales volumes for crude oil. Foreign-currency effects reduced earnings by $47 million in the 2009 quarter, compared with an increase of $644 million a year
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earlier. Gains from asset sales and lower exploration expense also benefited earnings in the fourth quarter of 2009.
     The average sales price for crude oil and natural gas liquids in the 2009 quarter was $68 per barrel, compared with $47 a year earlier. The average price of natural gas was $4.15 per thousand cubic feet, down from $5.10 in last year’s fourth quarter.
     Net oil-equivalent production of 2.03 million barrels per day in the fourth quarter 2009 was up 6 percent, or 106,000 barrels per day, from a year ago. The increase included approximately 135,000 barrels per day associated with the ramp-up of two projects — Agbami in Nigeria, which commenced operations in the third quarter of 2008, and expansion at Tengiz in Kazakhstan. The impact of higher prices on cost-recovery volumes and other contractual provisions decreased net production from fourth quarter 2008. The net liquids component of production increased about 6 percent from a year ago to 1.42 million barrels per day and net natural-gas production was up about 5 percent to 3.65 billion cubic feet per day.
DOWNSTREAM — REFINING, MARKETING AND TRANSPORTATION
     U.S. Downstream

	Fourth Quarter		Year
Millions of Dollars	2009	2008	2009	2008

Earnings	$(345)	$1,033	$(273)	$1,369

     U.S. downstream operations lost $345 million in the fourth quarter 2009, compared with earnings of $1.03 billion a year earlier. The decline was mainly the result of weaker margins on the sale of gasoline and other refined products.
     Refinery crude-input of 856,000 barrels per day in the fourth quarter 2009 decreased 74,000 barrels per day from the year-ago period, primarily due to the effects of a planned shutdown in this year’s fourth quarter at the refinery in El Segundo, California.
     Refined-product sales of 1.35 million barrels per day were down 60,000 barrels per day from the fourth quarter of 2008, mainly due to weaker demand for jet fuel and gas oils. Branded gasoline sales decreased 2 percent to 595,000 barrels per day, also due to weaker demand.
     International Downstream

	Fourth Quarter		Year
Millions of Dollars	2009	2008	2009	2008

Earnings*	$(268)	$1,047	$838	$2,060

*Includes foreign currency effects	$(26)	$(27)	$(213)	$193
     International downstream operations incurred losses of $268 million in the fourth quarter 2009, compared with earnings of $1.05 billion a year earlier. The decline was associated mainly with narrower margins on the sale of gasoline and refined products and the absence of gains from commodity derivative instruments in the fourth quarter of 2008. Partially offsetting were the benefits of lower operating expenses in the fourth quarter of 2009.
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     Refinery crude-input of 975,000 barrels per day was essentially unchanged from the fourth quarter of 2008. Total refined-product sales of 1.8 million barrels per day in the 2009 fourth quarter were 7 percent lower than a year earlier, due mainly to asset sales since the fourth quarter of last year. Excluding the impact of 2009 asset sales, sales volumes were up 1 percent between periods.
CHEMICALS

	Fourth Quarter		Year
Millions of Dollars	2009	2008	2009	2008

Earnings*	$98	$28	$409	$182

*Includes foreign currency effects	$1	$(13)	$15	$(18)
     Chemical operations earned $98 million in the fourth quarter of 2009, compared with $28 million in the year-ago period. Earnings of the 50 percent-owned Chevron Phillips Chemical Company LLC (CPChem) and Chevron’s Oronite subsidiary were both higher between periods. For CPChem, the benefits from lower utility and manufacturing costs, as well as the absence of an impairment in last year’s fourth quarter, were partially offset by lower margins on the sale of commodity chemicals. For Oronite, margins on the sales of lubricant and fuel additives were higher between periods.
ALL OTHER

	Fourth Quarter		Year
Millions of Dollars	2009	2008	2009	2008

Net Charges*	$(418)	$(365)	$(922)	$(1,390)

*Includes foreign currency effects	$5	$(126)	$25	$(186)
     All Other consists of mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.
     Net charges in the fourth quarter 2009 were $418 million, compared with $365 million in the year-ago period. Foreign-currency effects reduced net charges by $5 million in the 2009 quarter, compared with a $126 million increase in net charges last year. Other net charges were higher between periods primarily due to an unfavorable change in corporate tax items.
CAPITAL AND EXPLORATORY EXPENDITURES
     Capital and exploratory expenditures in 2009 were $22.2 billion, compared with $22.8 billion in 2008. The amounts included approximately $1.6 billion in 2009 and $2.3 billion in 2008 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream projects represented 77 percent of the companywide total in 2009.
# # #
NOTICE
     Chevron’s discussion of fourth quarter 2009 earnings with security analysts will take place on Friday, January 29, 2010, at 8:00 a.m. PST. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the
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“Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.
     Chevron will post selected first quarter 2010 interim performance data for the company and industry on its Web site on Thursday, April 8, 2010, at 2:00 p.m. PDT. Interested parties may view this interim data at www.chevron.com under the “Investors” section.
CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This Press Release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude-oil and natural-gas prices; refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude-oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude-oil and natural-gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude-oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 30 and 31 of the company’s 2008 Annual Report on Form 10-K. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.
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Attachment 1
CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME	Three Months		Year Ended
(unaudited)	Ended December 31		December 31
	2009	2008(1)	2009	2008(1)
REVENUES AND OTHER INCOME
Sales and other operating revenues (2)	$47,588	$43,145	$167,402	$264,958
Income from equity affiliates	898	886	3,316	5,366
Other income	190	1,172	918	2,681

Total Revenues and Other Income	48,676	45,203	171,636	273,005

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	28,606	23,575	99,653	171,397
Operating, selling, general and administrative expenses	6,229	6,908	22,384	26,551
Exploration expenses	281	338	1,342	1,169
Depreciation, depletion and amortization	3,156	2,589	12,110	9,528
Taxes other than on income (2)	4,583	4,547	17,591	21,303
Interest and debt expense	—	—	28	—

Total Costs and Other Deductions	42,855	37,957	153,108	229,948

Income Before Income Tax Expense	5,821	7,246	18,528	43,057
Income tax expense	2,719	2,345	7,965	19,026

Net Income	3,102	4,901	10,563	24,031
Less: Net income attributable to noncontrolling interests	32	6	80	100

NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$3,070	$4,895	$10,483	$23,931

PER-SHARE OF COMMON STOCK (3)
Net Income Attributable to Chevron Corporation
- Basic	$1.54	$2.45	$5.26	$11.74
- Diluted	$1.53	$2.44	$5.24	$11.67
Dividends	$0.68	$0.65	$2.66	$2.53

Weighted Average Number of Shares Outstanding (000’s)
- Basic	1,993,877	2,003,915	1,992,274	2,038,275
- Diluted	2,003,895	2,012,755	2,000,925	2,050,481

(1) Amounts have been reclassified in the consolidated financial statements to reflect the adoption of a new accounting standard for noncontrolling interests effective January 1, 2009.

(2) Includes excise, value-added and similar taxes.	$2,086	$2,080	$8,109	$9,846

(3) Amounts are calculated on a basis consistent with prior periods, using “Net Income Attributable to Chevron Corporation.”
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Attachment 2
CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars)
(unaudited)

	Three Months		Year Ended
EARNINGS BY MAJOR OPERATING AREA	Ended December 31		December 31
	2009	2008	2009	2008
Upstream — Exploration and Production
United States	$1,044	$1,149	$2,216	$7,126
International	2,959	2,003	8,215	14,584

Total Exploration and Production	4,003	3,152	10,431	21,710

Downstream — Refining, Marketing and Transportation
United States	(345)	1,033	(273)	1,369
International	(268)	1,047	838	2,060

Total Refining, Marketing and Transportation	(613)	2,080	565	3,429

Chemicals	98	28	409	182
All Other (1)	(418)	(365)	(922)	(1,390)

Total (2)	$3,070	$4,895	$10,483	$23,931

SELECTED BALANCE SHEET ACCOUNT DATA	Dec. 31, 2009	Dec. 31, 2008
Cash and Cash Equivalents	$8,716	$9,347
Marketable Securities	$106	$213
Total Assets	$164,621	$161,165
Total Debt	$10,514	$8,901
Total Chevron Corporation Stockholders’ Equity	$91,914	$86,648

	Three Months		Year Ended
	Ended December 31		December 31
	2009	2008	2009	2008
CAPITAL AND EXPLORATORY EXPENDITURES (3)
United States
Upstream — Exploration and Production	$787	$1,530	$3,261	$5,516
Downstream — Refining, Marketing and Transportation	541	785	1,910	2,182
Chemicals	79	85	210	407
All Other (1)	146	200	402	618

Total United States	1,553	2,600	5,783	8,723

International
Upstream — Exploration and Production	3,778	3,283	13,848	11,944
Downstream — Refining, Marketing and Transportation	858	1,074	2,511	2,023
Chemicals	35	38	92	78
All Other (1)	2	3	3	7

Total International	4,673	4,398	16,454	14,052

Worldwide	$6,226	$6,998	$22,237	$22,775

(1)   Includes mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.

(2) Net Income Attributable to Chevron Corporation (See Attachment 1)

(3) Includes interest in affiliates:

United States	$80	$99	$225	$482
International	582	620	1,360	1,824

Total	$662	$719	$1,585	$2,306

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Attachment 3
CHEVRON CORPORATION — FINANCIAL REVIEW

	Three Months		Year Ended
	Ended December 31		December 31
	2009	2008	2009	2008
OPERATING STATISTICS (1)
NET LIQUIDS PRODUCTION (MB/D):
United States	518	399	484	421
International	1,393	1,308	1,362	1,228

Worldwide	1,911	1,707	1,846	1,649

NET NATURAL GAS PRODUCTION (MMCF/D): (2)
United States	1,402	1,320	1,399	1,501
International	3,652	3,493	3,590	3,624

Worldwide	5,054	4,813	4,989	5,125

OTHER INTERNATIONAL PRODUCTION — OIL SANDS (MB/D):	25	31	26	27

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (3)
United States	751	619	717	671
International	2,027	1,921	1,987	1,859

Worldwide	2,778	2,540	2,704	2,530

SALES OF NATURAL GAS (MMCF/D):
United States	5,686	6,141	5,901	7,226
International	3,997	4,254	4,062	4,215

Worldwide	9,683	10,395	9,963	11,441

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	169	170	161	159
International	115	92	111	114

Worldwide	284	262	272	273

SALES OF REFINED PRODUCTS (MB/D):
United States	1,354	1,414	1,403	1,413
International (4)	1,802	1,938	1,851	2,016

Worldwide	3,156	3,352	3,254	3,429

REFINERY INPUT (MB/D):
United States	856	930	899	891
International	975	973	979	967

Worldwide	1,831	1,903	1,878	1,858

(1) Includes interest in affiliates.
(2) Includes natural gas consumed in operations (MMCF/D):

United States	62	51	58	70
International	451	459	463	450

(3)   Oil-equivalent production is the sum of net liquids production, net natural gas production and oil sands production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(4) Includes share of affiliate sales (MB/D):	552	539	516	512